Exhibit 99.1

AMETEK Increases Quarterly Dividend

BERWYN, PA, FEBRUARY 12, 2020 – AMETEK, Inc. (NYSE: AME) today announced its Board of Directors has approved a 29% increase in its quarterly cash dividend on common stock to $0.18 per share from $0.14 per share. The dividend is payable on March 31, 2020 to shareholders of record as of March 13, 2020. This dividend increase will raise the indicated annual rate to $0.72 per share.

“AMETEK’s portfolio of highly differentiated businesses continues to deliver outstanding operating performance and cash flow generation,” said David A. Zapico, AMETEK Chairman and Chief Executive Officer. “These results are driven by the strength of the AMETEK Growth Model. We are focused on deploying our free cash flow primarily on strategic acquisitions, driving long-term shareholder value. Our robust cash flow also allows us to reward our shareholders with a higher cash dividend.”

Corporate Profile

AMETEK is a leading global manufacturer of electronic instruments and electromechanical devices with annual sales of approximately $5.0 billion. The AMETEK Growth Model integrates the Four Growth Strategies - Operational Excellence, New Product Development, Global and Market Expansion, and Strategic Acquisitions - with a disciplined focus on cash generation and capital deployment. AMETEK’s objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. The common stock of AMETEK is a component of the S&P 500.

Forward-looking Information

Statements in this news release relating to future events, such as AMETEK’s expected business and financial performance are “forward-looking statements.” Forward-looking statements are subject to various factors and uncertainties that may cause actual results to differ significantly from expectations. These factors and uncertainties include AMETEK’s ability to consummate and successfully integrate future acquisitions; risks associated with international sales and operations, including supply chain disruptions; AMETEK’s ability to successfully develop new products, open new facilities or transfer product lines; the price and availability of raw materials; compliance with government regulations, including environmental regulations; changes in the competitive environment or the effects of competition in our markets; the ability to maintain adequate liquidity and financing sources; and general economic conditions affecting the industries we serve. A detailed discussion of these and other factors that may affect our future results is contained in AMETEK’s filings with the U.S. Securities and Exchange Commission, including its most recent reports on Form 10-K, 10-Q and 8-K. AMETEK disclaims any intention or obligation to update or revise any forward-looking statements.

Contact:

AMETEK, Inc.

Kevin Coleman - Vice President, Investor Relations

1100 Cassatt Road

Berwyn, Pennsylvania 19312

kevin.coleman@ametek.com

Phone: 610.889.5247